Silver Star Properties REIT, Inc. October 6, 2025 Annual Meeting Materials Discussion

2 ADDITIONAL INFORMATION AND WHERE TO FIND IT The Company has filed with the SEC a definitive proxy statement on Schedule 14A on May 29, 2025, containing relevant documents with respect to its solicitation of proxies for the Company’s 2025 Annual Meeting. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company website at www.silverstarreit.com. PARTICIPANTS IN THE SOLICITATION Silver Star and its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to the 2025 Annual Meeting. Information regarding Silver Star’s directors and executive officers is contained in the definitive proxy statement. As of June 20, 2025, the Silver Star Executive Committee and current directors, and executive officers beneficially owned approximately 3,517,313 shares, or 1.89%, of Silver Star common stock. Additional information regarding the interests of such participants is included in the definitive proxy statement and is available free of charge at the SEC’s website at www.sec.gov. Forward-Looking Statements: This message contains a number of forward-looking statements. Because such statements include a number of risks, uncertainties, and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements, and investors should not place undue reliance on any such statements. Forward-looking statements can often be identified by words such as “draft”. “pro forma”, “continues,” “can,” expect,” “intend,” “will,” “anticipate,” “estimate,” “may,” “plan,” “believe” and similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding the Company’s expectations its annual report on Form 10-K can be completed and publicly filed; the Company’s expectations and beliefs regarding the Hartman litigation; the timing and ultimate resolution of the various litigation, fight for corporate control and other matters involving Hartman; the continued execution of the Company’s strategy of pivoting into the self-storage space; the Company’s view of the future of self-storage; the Company’s view of the future performance of any specific asset or all assets of the Company; the Company’s view of the potential future share price of the common stock; the Company’s continual evaluation of its legacy assets in order to maximize shareholder value; the Company’s policy to not dispose of any asset for less than its maximum determinable value and to maximize earnings and value; the implications to the Company of the assignment of an OTC trading symbol for its common stock; whether the Company may be subject to certain FINRA rules; any actions the Company may need to take to comply with any FINRA rules; the Company’s continual evaluation of various options to provide greater shareholder liquidity, including its intention to seek listing of its common stock on a securities exchange or admission to over-the-counter trading, a public offering, a listing of the common stock on an exchange or admission to OTC trading without a public offering, and merger and/or acquisition opportunities; the Company’s belief that further legal action could ensue to unwind the issuance of common shares under the Rights Plan if Hartman prevails in his efforts to set aside or invalidate the Rights Plan or to cause the dilutive issuance of additional common shares to Hartman, as well as any further action Hartman may take to prevent other Company shareholders from receiving benefits under the Rights Plan. None of the foregoing are guarantees or assurances of future outcomes or results and all are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Forward-looking statements in presentations and press and news releases speak only as of the date on which such statements were made, and the Company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Legal Disclosures

3 Agenda Introduction: Chairman & CEO Gerald Haddock Financial Overview: CFO & Treasurer Lou Fox Why the Change: Director & Chair of the Audit Committee Jack Tompkins Pivot Execution: Chief Operating Officer David Wheeler Compensation Policy: Director & Chair of the Compensation Committee James Still Case for Violations: Attorney Walter Taylor Close with Benefits of Pivot vs. Liquidation: CEO Gerald Haddock

4 S P E A K E R Gerald Haddock Chairman and CEO

5 S P E A K E R Lou Fox CFO & Treasurer

6 Execution: Sell Assets, Refinance, Reduce Debt Basis of presentation is unaudited GAAP, except 12.31.23 which disregards deconsolidation during bankruptcy of Hartman SPE LLC $458 $393 $278 $108 $79 $75 $68 $298 $298 $141 $24 $7 $- $- $- $- $31 $127 $127 $125 $125 $- $- $17 $96 $96 $90 $83 $160 $95 $151 $115 $103 $111 $110 12.31.21 12.31.22 12.31.23 12.31.24 3.31.25 6.30.25 9.30.25 OFFICE DISPOSITIONS REDUCE DEBT AND INCREASE SELF-STORAGE Legacy RE Legacy Debt Storage + WAG RE Storage + WAG Debt NBV Real estate $ in millions Net Book Value Real Estate

7 Hartman’s Negative Impact on NAV $ in millions $732 $550 $196 $174 $306 $315 $81 $83 $426 $235 $116 $92 12.31.21 12.31.22 6.30.24 9.30.25 NAV RE value Debt NAV $ in mill ons $2.29 $1.27 $0.62 $0.49 $0.07 ($0.04) $0.10 ($0.20) ($0.50) $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 12.31.21 12.31.22 6.30.24 9.30.25 NAV PER SHARE NAV RE per share NAV Other per share $2.37 $1.22 $0.72 $0.29

8 Successful Debt Reduction $298 $136 $39 $7 $- 12.31.2022 12.31.2023 12.31.2024 03.31.2025 06.30.2025 $ in millions

9 Simple Case Study SS Kirby The Preserve Class B – Houston Cass B Office - Houston Revenue PSF (annual) $28.00 $22.00 Leasing Cost $- $(0.88) Lease Concession (free rent) $0.40 $(1.83) Tenant Improvement $- $(5.00) Operating Expense PSF (annual) $(9.60) $(9.00) Net Operating Income PSF $18.80 $5.29 NOI Margin 67.1% 24.0% 4% Commission on Leasing Cost ~1.4% Concession (free rent) 6 Months over 60 Month Term $25 Tenant Improvement over 60 Month Term

10 Consolidated Balance Sheets (Unaudited) ASSETS Real estate assets, at cost 126,779 Accumulated depreciation and amortization (2,645) Real estate assets, net 124,134 Cash and cash equivalents 20,746 Restricted cash - Accrued rents and accounts receivable 1,000 Deferred leasing commission costs, net - Prepaid expenses and other assets 1,500 Real estate held for sale 28,148 Investment in affiliate 201 Total assets 175,729 12.31.2025 (Estimated) / In Thousands LIABILITIES & EQUITY LIABILITIES Notes payable, net 76,392 Notes payable, other 15,336 Due to related parties - Accounts payable and accrued expenses 10,000 Tenants’ security deposits 210 FIT payable 10,00 Total liabilities 111,938 EQUITY 63,791 Total liabilities and equity 175,729 The accompanying unaudited consolidated balance sheets have been prepared in accordance with generally accepted accounting principles. The consolidated balance sheet as of 12.31.25 is an estimated presentation which assumes the following significant assumptions: (i) the sale of Three Forest Plaza currently under contract for sale $13.25M, (ii) the sale of One Technology Center NOT currently under contract for $8.0M, and (iii) refinance and reduction of the Walgreens loan. The accompanying balance sheets do not contain a provision for federal income tax liability which liability may be material.

11 Consolidated Statements of Operations (Unaudited) RENTAL REVENUES Legacy 15,152 Legacy management and advisory income - Walgreens 3,716 Storage 23,828 EXPENSES Property operating expenses 12,134 Management and advisory expenses - General and administrative 10,882 Depreciation and amortization 621 Interest expense 6,440 Total expenses 30,077 Net loss before other income (loss) (6,249) Other (loss) income (26,989) Provision for income taxes - Net Loss (33,238) FYE 12.31.2025 (Estimated) / In Thousands The accompanying unaudited consolidated statements of operations have been prepared in accordance with generally accepted accounting principles. The consolidated statement of operations as of 12.31.25 is an estimated presentation which assumes the following significant assumptions: (i) the sale of Three Forest Plaza currently under contract for sale $13.25M, (ii) the sale of One Technology Center NOT currently under contract for $8.0M, and (iii) refinance and reduction of the Walgreens loan.

Proforma Balance Sheet & Liquidation Scenario

In Thousands

ASSETS	30-Sep-2025 GAAP	Discount[1]	NRV[2]
Real estate – legacy office, held for sale	67,863	34%	44,650
Real estate – self storage	64,980	10%	58,482
Real estate – Walgreens	59,775	11%	53,085
Real estate assets at cost or est. fair value	**192,618**		**156,217**
Cash and cash equivalents	1,789	0%	1,789
Restricted cash	132	0%	132
Accrued rents and accounts receivable	3,524	0%	3,524
Other assets	4,708	100%	-
Total Assets	**202,771**		**161,662**

1. Management's estimate of discount from September 30 estimated gross sale value to net cash including costs of sale
2. NRV is net realizable value after applying estimated liquidation and cost of sale discount

The schedule of estimated costs of liquidation and proforma assumption are an integral part of this proforma statement.

* If the Company liquidates or otherwise terminates, an additional 2 million common shares will be issuable to our CEO pursuant to his employment agreement.

As an investor in common shares, your net liquidation proceeds cannot be less that $0.00.

LIABILITIES & NET ASSETS	30-Sep-2025 GAAP	Discount[1]	NRV[2]
Notes payable	82,734	0%	82,734
Notes payable – disputed	15,336	0%	15,336
Accounts payable and accrued expenses	9,913	0%	9,913
Tenants' security deposits	483	0%	483
Federal income tax payable	10,000	0%	10,000
Total Liabilities	**118,466**		**118,466**
Net assets	74,152		37,751
Total Liabilities & Net Assets	**192,618**		**156,217**

Shares Outstanding*	**185,538,130**		**185,538,130**
NAV Per Share	**$0.40**		**$0.20**
Estimated Cost of Liquidation			**$(0.10)**
Net Liquidation Proceeds to Shareholders			**$0.10**

SILVER STAR PROPERTIES

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Proforma Balance Sheet & Liquidation

In Thousands

ESTIMATED COSTS OF LIQUIDATION	COST	PER SHARE
Default interest for 6 months[1]	$7,446	$0.04
Staff retention through wind up[2]	$2,400	$0.01
Liquidation legal[3]	$2,000	$0.01
Liquidation trustee[4]	$1,000	$0.01
Delisting[5]	$1,000	$0.01
Settlement of contractual obligations[6]	$1,000	$0.01
Windup documentation collection and destruction[7]	$1,000	$0.01
Reserve for contingencies[8]	$1,888	$0.01
Total	**$17,734**	**$0.10**

1. Liquidation decision will trigger loan default interest during foreclosure/liquidation distribution period estimated to be 6 months
2. Estimated cost to retain essential staff to execute liquidation and wind up - $200K per month for 12 months
3. Estimated legal cost during liquidation and wind up period
4. Estimated fees for liquidation trustee or other official engaged to oversee a liquidation
5. Estimated cost to delist and wind up reporting obligations with SE
6. Estimated cost of contractual obligations to be paid out in connection with asset sales and company wind up
7. Estimated cost to collect, transfer, dispose of or destroy corporate records and documents including IT wind up
8. Reserve for contingencies estimated at 5% of NRV before liquidation commences

No liquidation value is reflected herein with respect to litigation being pursued against Allen Hartman and Hartman vREIT XXI.

SILVER STAR PROPERTIES

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14 S P E A K E R Walter Taylor Attorney, Taylor Law Firm

15 S P E A K E R Jack Tompkins Director & Chair of the Audit Committee

16 How the Pivot Was Determined Extensive Research Led to Self-Storage • Strong, steady returns - outperformed other RE in last 25 years • Excellent risk mitigation • Significant growth and consolidation opportunities • Boasts extraordinarily low loan loss rates—less than 1% in recent years • Attracting institutional capital • Demand deeply tied to life events, transitions, and memories Some of Hartman’s Failures • Mismanagement of critical refinancing efforts • Failure to complete key merger transactions • Unauthorized payments to himself • Lack of transparency, actions that nearly broke the company

17 S P E A K E R James Still Director & Chair of the Compensation Committee

18 Compensation Policy • Shareholder-Aligned Incentives • Market Benchmarking and Best Practices • Performance-Based Awards, Not Automatic Payouts • Transparency and Voluntary Reductions • Designed for Long-Term Success Silver Star’s board and management will be rewarded when, and only if successful. The long-term incentive benefits package has no current value.

19 S P E A K E R David Wheeler Chief Operating Officer

20 Property Name Sale Amount Year Mitchelldale Business Park $41M 2023 Prestonwood Retail $25M 2023 Promenade $18M 2023 Walzem $15M 2023 Richardson Heights $41M 2024 Garden Oaks $27M 2024 Gateway Tower $11M 2024 Energy Plaza $11M 2024 Commerce Plaza Hillcrest $21M 2025 $420M in Legacy Sales Reduce Debt and Create Liquidity

21 Self-storage Expert R. Christian Sonne, CRE, MAI, FRICS EVP, Specialty Practice Co-Leader – Self Storage, Valuation & Advisory, Newmark Group, Inc. "If you look at the NAREIT, over the last 25 years, returns by property sector, self-storage... the yield has been 17.63%. That is a really good return for any investment, but the next highest performing sector was apartments at 13.49%, industrial at 13.22%, and retail 12.26%. This is over 25 years. Office... over 25 years, 8.59%." "Self-storage in the last five years, fairly volatile market conditions, 16.72%. Office, negative 2.11%. That is just publicly traded data, and it really tells the story." "Loan losses are generally 4% to 5% on CMBS loans for total commercial real estate in the last three years. Office leads; self-storage, less than 1%, almost unmeasurable. I have not done a self-storage foreclosure appraisal in several years, so... these metrics tell you about the strong cash flow characteristics of the sector, its resiliency to turbulent times." "Self-storage actually is now a core asset, which may bring down lower borrowing rates, which may bring down interest rate or cap rates and investment rates in general as well. So, there is a lot of... market confidence in that. Source: https://silverstarreit.com/silver-star-podcast-with-gerald-haddock-why-reits-are-pivoting-to-storage-with-chris-sonne/

22 Self-storage Pivot Proof of Success Delray Beach, FL McKinney, TX Facility Name Location Occupancy 9-25-2025 Square Feet Acquisition Date Units Kirby Houston, TX 83.6% 52,340 12/21/2023 550 Weslayan Houston, TX 80.1% 63,586 12/21/2023 655 Virginia Parkway McKinney, TX 92.7% 46,075 6/5/2024 467 Hagan Ranch Delray Beach, FL 88.0% 81,970 7/19/2024 913 85.9% 243,971 2,585

23 S P E A K E R Gerald Haddock Chairman and CEO

24 Self Storage Dominates the Kentucky Derby $0.60 $0.71 $0.84 $0.97 $1.11 $1.27 $1.46 $1.68 $1.93 $2.21 $0.40 $0.09 $0.09 $0.09 $0.09 $0.09 $0.09 $0.09 $0.09 $0.09 $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 2025 2026 SELF-STORAGE PIVOT HARTMAN LIQUIDATION The problem with Liquidation vs Self-Storage Pivot Strategy is once a liquidation is declared and the mandate has changed to liquidate the company, the highest possible sales proceeds will not be achieved. Additionally, taxable gains on property sales, even at depressed prices, will also hurt cash returned to shareholders without the use of tax advantaged 1031 exchanges to preserve value. With the large amount of recent immigration, there is an increased demand for new housing and storage supply has not kept up with demand. This will result in increased demand for additional self-storage for people to put their “stuff”. The pivot perfectly positions us to profit with this demographic shift. Dallas, TX Delray Beach, FL Houston, TX Houston, TX

25 Appendix

26 Reconciliation of Non-GAAP Measures (Unaudited) EARNINGS BEFORE INTEREST, TAX, DEPRECIATION & AMORTIZATION FOR REAL ESTATE (EBITDARe) Net loss (33,238) Depreciation and amortization 621 Interest expense 6,440 Provision for income taxes - Other (loss) income 26,989 EBITDARe 812 FYE 12.31.2025 (Estimated) / In Thousands This presentation contains supplemental financial measures that are not calculated pursuant to U.S. generally accepted accounting principles ("GAAP") including EBITDAre and FFO. Following are explanations and reconciliation of these metrics to their most comparable GAAP metric. EBITDAre: The National Association of Real Estate Investment Trusts (“NAREIT”) defines EBITDAre as net income computed in accordance with GAAP, plus interest expense, income tax expense, depreciation and amortization and impairment write-downs of depreciable property and of investments in unconsolidated affiliates caused by a decrease in value of depreciable property in the affiliate, plus or minus losses and gains on the disposition of depreciable property, including losses/gains on change in control and adjustments to reflect the entity’s share of EBITDAre of the unconsolidated affiliates and consolidated affiliates with non-controlling interests. We calculate EBITDAre in a manner consistent with the NAREIT definition. Management believes that EBITDAre represents a supplemental non-GAAP performance measure that provides investors with a relevant basis for comparing REITs. There can be no assurance the EBITDAre as presented by the Company is comparable to similarly titled measures of other REITs. EBITDAre should not be considered as an alternative to net income or other measurements under GAAP as indicators of operating performance or to cash flows from operating, investing or financing activities as measures of liquidity. EBITDAre does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness. FFO: Funds From Operations: NAREIT defines FFO as net income (loss) (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. We calculate FFO in a manner consistent with the NAREIT definition.

27 Consolidated Statements of Cash Flows (Unaudited) Adjustments to reconcile net loss to net cash from operating Loss on reconsolidation - Change in SPE investment - Depreciation and amortization 2,485 Deferred loan and lease costs amortization - Unrealized (gain) on derivatives - Straight-line rent - Bad debt expense - Stock based compensation - (Gain) on sale of property 26,989 12.31.2025 (Estimated) / In Thousands The accompanying unaudited consolidated statements of cash flows have been prepared in accordance with generally accepted accounting principles. The consolidated cash flows as of 12.31.25 is an estimated presentation which assumes the following significant assumptions: (i) the sale of Three Forest Plaza currently under contract for sale $13.25M, (ii) the sale of One Technology Center NOT currently under contract for $8.0M, and (iii) refinance and reduction of the Walgreens loan. CASH FLOWS FROM OPERATING ACTIVITIES Net loss (33,238) Changes in operating assets and liabilities Accrued rent and accounts receivable 4,205 Related parties (980) Prepaid expenses and other assets 9 Tenants’ security deposits (1,456) Accounts payable and accrued expenses (19,028) Deferred leasing commission costs 4,972 Net cash provided by (used in) operating activities (16,042) Cash flows from financing activities Repayments – term loans - Deferred loan costs - Borrowing – senior exist loan, junior exit loan, Walgreens (BSP), Delray, McKinney - Repayments – junior exit loan (23,523) Repayments – Walgreens (57,685) Repayments – Delray 12 Borrowing – Walgreens (JPM) 38,500 Net cash provided by (used in) financing activities (42,696)Cash flows from investing activities Proceeds from sale of property 52,515 Additions to real estate - Reconsolidation of subsidiary cash - Net cash provided by (used in) investing activities 52,515 Net change in cash and cash equivalents (6,223) Cash and cash equivalents, beginning 26,969 Cash and cash equivalents, ending 20,746